Exhibit 10.81

BURGER KING CORPORATION

OFFICER SEVERANCE PLAN

INTRODUCTION

Burger King Corporation (“Company”) has established the Burger King Corporation Officer Severance Plan (“Severance Plan”) effective January 1, 2004, as amended and restated effective November 18, 2008. The purpose of the Severance Plan is to provide income replacement to certain employees who are involuntarily terminated by the Company and who meet the eligibility requirements of the Severance Plan as set forth below.

The Severance Plan supersedes and replaces any prior workforce reduction or severance policies or programs which may have been applicable to salaried executive employees, including, without limitation, the 2004 Executive Severance Plan.

As a condition to receiving benefits under the Severance Plan, an eligible employee must sign a separation agreement and general release in a form acceptable to the Company (the “Separation Agreement”), which will be provided to such employee who participates in the Severance Plan at the time of his/her Separation from Service (as defined below).

For purposes of this Severance Plan, “Separation from Service” has the meaning given to such term in Section 1.409A-1(h) of the regulations (as amended) promulgated under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

Eligibility to Participate

In order to be eligible to receive the Severance Plan benefits, an employee must meet the following eligibility requirements:

1)	The employee must be an exempt salaried employee of the Company in Executive Levels 1 or 2;

2)	The employee must be designated by the Company’s Benefits Committee or its designee, in its sole discretion, as experiencing a Separation from Service as a result of being involuntarily terminated by the Company other than for Cause (as such term is defined below);

3)	The employee must continue to work for the Company and perform in a satisfactory manner until his/her services are, in the opinion of the Company, no longer required;

4)	The employee must sign the Separation Agreement, which shall contain, without limitation, a general release by the employee and the terms and conditions as described in paragraph 5 below. Such Separation Agreement and general release must be executed by the employee and become irrevocable within the applicable period of time provided for under the Age Discrimination in Employment Act of 1967, as amended, and in no event later than sixty (60) days following the date of such employee’s Separation from Service. In addition, during the course of his/her employment the employee must have complied, and must comply after such employment, with the provisions contained in his/her employment agreement with the Company (if any) or any other agreement between the employee and the Company. The employee also must have complied with all Policies (as defined below) during the course of his/her employment; and

5)	The employee must agree to abide by, among other provisions, provisions relating to nondisclosure, non-disparagement, noncompetition, nonsolicitation, return of Company assets and cooperation.

Ineligible Employees

The following classes of employees are ineligible to participate in the Severance Plan: (i) temporary employees, employees of temporary agencies and contractors who provide services to the Company; (ii) hourly employees; (iii) employees whose employment is terminated by the Company for Cause (as defined below); (iv) employees who are not in Executive Levels 1 or 2; (v) any employee expatriated to the United States; (vi) employees who voluntarily terminate their employment with the Company for any reason; (vii) employees affected by job elimination or workforce reductions resulting from the sale of a business; (viii) employees not on the Company’s United States payroll; (ix) employees in special positions who have been advised by the Company in writing that they are not eligible to participate in the Severance Plan; and (x) employees who do not sign the Separation Agreement.

Termination for Cause

For purposes of the Severance Plan, “Cause” means:

(i)	A material breach by the employee of any provision of his/her employment agreement with the Company (if applicable);

(ii)	A material violation by the employee of any Policies (as defined below);

(iii)	The failure by the employee to reasonably and substantially perform his/her duties to the Company (other than as a result of physical or mental illness or injury);

(iv)	The employee’s willful misconduct or gross negligence that has caused or is reasonably expected to result in material injury to the business, reputation or prospects of the Company or any of its affiliates;

(v)	The employee’s fraud or misappropriation of funds; or

(vi)	The commission by the employee of a felony or other serious crime involving moral turpitude.

If, subsequent to the employee’s termination of employment without Cause, it is determined in good faith by the Company that the employee’s employment could have been terminated for Cause, the employee’s employment shall, at the election of the Company, be deemed to have been terminated for Cause, effective as of the date of the occurrence of the events giving rise to Cause. Upon such a determination, the Company shall immediately cease paying any severance benefits under the Severance Plan and the employee shall be obligated to immediately repay to the Company all amounts theretofore paid to him or her under the Severance Plan. The same treatment shall also apply if the employee violates any of the provisions described in paragraph 5 of the Eligibility to Participate section above, to the extent contained in his or her Separation Agreement.

For purposes of this Severance Plan, “Policies” means any Company policies, procedures, rules or regulations applicable to employees generally or at employee’s grade level, including, without limitation, the Company’s Code of Business Ethics and Conduct, in each case, as they may be amended from time to time in the Company’s sole discretion.

SEVERANCE PLAN BENEFITS

The Severance Plan provides four (4) possible benefits to eligible employees who sign the Separation Agreement: 1) Severance Payment; 2) Benefit Continuation; 3) Outplacement (each, as described in the corresponding section below); and 4) any additional benefits provided in the sole discretion of the Company depending upon the individual employee’s circumstances (which such additional benefits shall be structured in a manner that complies with Section 409A of the Code).

1)	Severance Payment

The formula for calculating the amount of an employee’s Severance Payment is as follows:

9 Months x Monthly Base Pay (“Stated Minimum”)

- PLUS -

Monthly Base Pay x Complete Years of

Service Over 5 Complete Years of Service

UP TO A TOTAL SEVERANCE PAYMENT OF 12 Months x Monthly Base Pay

(“Stated Maximum”)

For purposes of calculating an employee’s Severance Payment: 1) “Monthly Base Pay” refers to an amount equal to the employee’s annual base salary immediately prior to termination divided by 12. Monthly Base Pay and annual base salary do not include management incentive compensation or any other incentive, bonus or business payments; and 2) “years of service” refers to the number of complete years of service the employee has with the Company, including any predecessor company, as determined by the Company.

In the event the individual had received severance benefits from the Company previously and was subsequently rehired, service for purposes of calculating any future severance benefits will be counted from the date of rehire.

The number of months used to calculate the employee’s Severance Payment is referred to as the “Severance Period”.

Example

Employee X is a Level 2 employee with 10 complete years of service and a Monthly Base Pay of $15,000. Employee X receives a Severance Payment of $180,000, based on the following calculation:

$135,000	[Monthly Base Pay ($15,000) multiplied by 9 months (Stated Minimum) = $135,000]

75,000	[Monthly Base Pay ($15,000) multiplied by 5 (number of complete years of service over 5 complete years of service) = $75,000]

$210,000	More than Stated Minimum of $135,000 but more than Stated Maximum of $180,000

$180,000	TOTAL SEVERANCE PAYMENT (Stated Maximum)

Payment Method

An eligible employee will receive his/her Severance Payment in two separate forms of payment, as follows:

During the period commencing on the employee’s Separation from Service and ending on the six-month anniversary thereof, the eligible employee will receive, in equal installment payments, in accordance with the Company’s payroll practices, an amount equal to the lesser of (i) the amount referenced in Treas. Regs. Section 1.409A-1(b)(9)(iii)(A) (the “Limit”) and (ii) the product of (x) the quotient obtained by dividing the Severance Payment by the number of months in the Severance Period and (y) six (6) (the “Initial Severance Payment”).

For the period commencing on the 1st business day following the six month anniversary of the employee’s Separation from Service and ending on the last day of the Severance Period, the eligible employee will receive, in equal installment payments, in accordance with the Company’s payroll practices, an amount (if any) equal to (A) the Severance Payment minus (B) the Initial Severance Payment.

In the above example, Employee X would receive $90,000 of his/her Severance Payment (the Initial Severance Payment) in equal, bi-weekly installment payments (which is the Company’s current payroll practice) over the first 6 months of the employee’s Severance Period of 12 months and the remaining $90,000 would be paid, in equal, bi-weekly installment payments over the remaining 6 months of the employee’s Severance Period.

2)	Benefit Continuation

Eligible employees may continue medical, dental, or vision plan coverage by making the applicable employee contributions that would be payable if the employee were still employed, plus an administrative surcharge of 2% of the amount of such contributions, until the end of the employee’s Severance Period. At the end of the employee’s Severance Period, the employee may elect to continue coverage under COBRA for an additional 18 months (or longer if extended by law) by paying the Company, by the first of each month, an amount equal to 102% of the total cost of continued coverage. Notwithstanding the foregoing, if the employee obtains health coverage under another group plan (as an employee or otherwise) during the employee’s Severance Period or while COBRA coverage is in effect, then his/her existing benefits will cease on the date health coverage begins under such other group plan. The employee is required to notify the Company within 7 business days of the date his/her new health coverage begins. An employee’s eligibility to obtain and/or retain COBRA coverage shall otherwise be determined in accordance with and shall be subject to the COBRA rules as may be in effect from time to time.

The Company will continue to provide basic life insurance coverage at no cost to the employee until the earlier of the end of the employee’s Severance Period or the commencement of his/her employment with another company.

Eligible employees may continue optional life insurance coverage until the earlier of the end of the employee’s Severance Period or the commencement of his/her employment with another company. To continue optional life insurance during such period, the employee must continue to make monthly premium payments directly to the Company equal to the applicable employee contribution rate.

3)	Outplacement

Outplacement services will be provided to eligible employees at their request. The extent and duration of such services for each individual employee will be determined by the Company in its sole discretion; provided that in no event will the duration of such outplacement services exceed the Severance Period and that any reimbursement to be paid by the Company for such services will be made by the end of the year following the year in which the eligible employee’s date of Separation from Service occurs.

GENERAL PROVISIONS

Notice

The Company intends the severance benefits an employee receives under the Severance Plan to be inclusive of any notice payments to which the employee may be entitled under any applicable law.

Payments to Estate

If an employee should die before receiving all payments due him/her under the Severance Plan, any remaining payments shall be made to his/her estate.

No Duplication of Benefits

To the extent that an employee is entitled to receive severance benefits under any other plan, program, policy or arrangement of the Company (including, but not limited to, any employment contract between the employee and the employer), the benefits payable under the Severance Plan shall be offset (but not below zero), in accordance with (and to the extent permitted by) Section 409A of the Code and the regulations promulgated thereunder, by the benefits payable under such plan, program, policy or arrangement.

No Cash Substitutions

No cash payments will be made in lieu of benefits provided under the Severance Plan.

Taxation

The Company makes no representations concerning the tax treatment under federal, state, or local laws of amounts paid under the Severance Plan. An employee should consult with his/her accountant or other tax advisor in this regard. The Company will withhold any taxes required by law, including FICA.

Reemployment with the Company

An employee who is terminated and receives severance benefits under the Severance Plan may only be reemployed by the Company or an affiliate of the Company or hired either as a contractor or through a temporary or employment agency with the prior written approval of the Company’s Chief Human Resources Officer. In the event an employee who receives severance benefits under the Severance Plan is subsequently reemployed or hired by the Company or an affiliate of the Company, the following provisions will apply upon re-employment or hire:

1)	The employee will stop receiving severance benefits under the Severance Plan; and

2)	In the case of an employee who is reemployed (as described above), the employee’s eligibility for any future severance benefits will be based on his/her rehire date.

Other Positions with the Company

In certain instances, employees who are eligible for benefits under the Severance Plan may be asked by the Company to continue to work for the Company until their services are, in the opinion of the Company, no longer required. Any such employees who continue in employment with the Company at the Company’s request should not expect to be considered for other positions with the Company or any of its affiliates during their remaining tenure. However, employees who, during their remaining tenure, are considered for other positions in the sole discretion of the Company and who subsequently do accept such other positions, will no longer be eligible for severance benefits.

Funding of Program

The Severance Plan benefits will be paid out of the general assets of the Company. No assets of the Company will be segregated from any of its other assets for purposes of the Severance Plan. Benefits under this Severance Plan are unsecured.

Retirement

Employees will be notified by their Retirement and/or Savings Plan Administrators of any retirement benefits they may have under such plans.

Section 409A of the Code

The intent of the Company is that payments and benefits under this Severance Plan comply with Section 409A of the Code and the regulations and guidance promulgated thereunder (except to the extent exempt as short-term deferrals or otherwise) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.

It is intended that each installment, if any, of the payments and benefits, if any, provided to an eligible employee pursuant to the terms and conditions of this Severance Plan shall be treated as a separate “payment” for purposes of Section 409A of the Code. The Company shall not have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409 of the Code.

All reimbursements and in-kind benefits provided under this Severance Plan (including without limitation Benefit Continuation) shall be made or provided in accordance with the requirements of Section 409A of the Code to the extent that such reimbursements or in-kind benefits are subject to Section 409A of the Code. All expenses or other reimbursements paid pursuant hereto that are taxable income to an eligible employee shall in no event be paid later than the end of the calendar year next following the calendar year in which such eligible employee incurs such expense or pays such related tax. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A of the Code, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit and (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

Claim Process

The following information is intended to comply with the requirements of the Employee Retirement Income Security Act of 1974 (“ERISA”) and provides the procedures that an employee may follow if he/she disagrees with any decision about eligibility for severance payments or benefits under the Severance Plan. An individual whose claim for payments or benefits under the Severance Plan is denied is entitled to a review of the denial by the plan administrator or its designee. Within 90 days of filing a claim, the individual will receive written notice of the grant or denial of the claim. The notice will explain the reason for the grant or denial, cite the Severance Plan provisions on which it is based, and describe the procedure for requesting a review. If applicable, the notice will also request any additional material or information needed to make the claim acceptable and the reason it is necessary.

If the individual does not receive a response within 90 days after filing a claim, the claim is considered denied. The individual may then proceed with an appeal as though he/she has received a denial notice.

Within 60 days of receiving a denial notice, the individual may submit a written request to the Appeal Review Committee for a review of the denial. The Appeal Review Committee shall consist of those individuals designated by the Committee (as defined below) for the purpose of reviewing the denial of claims made for benefits under this Severance Plan. During this 60-day period, the individual may also look at documents, submit issues, comments, and additional information as is appropriate. Within 60 days after the request for a review is received, a decision will be made. The individual will receive a copy of the decision, including specific reasons for it and references to the Severance Plan provisions on which it is based. If a final decision is not given within 120 days, the individual may consider the claim denied on review.

Rights under ERISA

This statement of ERISA is required by federal law and regulation. An eligible employee who participates in the Severance Plan is entitled to certain rights and protection under ERISA. ERISA provides that an eligible employee who participates in the Severance Plan shall be entitled to:

•

Examine, without charge, at the plan administrator’s office all plan documents and copies of all documents filed by the plan administrator with the U.S. Department of Labor, such as detailed annual reports and plan descriptions.

•

Obtain copies of all plan documents and other plan information upon request to the plan administrator. The administrator will state the charge for specific documents on request so that an employee can find out the cost before ordering.

In addition to creating rights for plan participants, ERISA imposes duties upon the people who are responsible for the operation of the plan. The people who are responsible for the operation of the plan, called “fiduciaries” of the plan, have a duty to do so prudently and in the interest of employees and other plan participants and beneficiaries. No one may discriminate against employees in any way to prevent employees from obtaining a plan benefit to which employees are entitled or exercising their rights under ERISA. If an employee’s claim for a plan benefit is denied in whole or in part, the employee must receive a written explanation of the reason for the denial.

Under ERISA, there are steps an employee can take to enforce the above rights. For instance, if an employee requests materials from the plan administrator and does not receive them within 30 days, the employee may file suit in a federal court. In such a case, the court may require the plan administrator to provide the materials and pay the employee up to $110 a day until the employee receives the materials, unless the materials were not sent because of reasons beyond the control of the administrator.

Governing Law and Arbitration

The Severance Plan shall be governed by and construed in accordance with the laws of the State of Florida, except to the extent governed by ERISA. If after completing the procedures set forth above under “Claim Process,” the employee disagrees with the determination of the Appeal Review Committee, or in the case of any other claim or dispute arising under or in connection with the Severance Plan (after a good faith attempt to resolve the claim or dispute informally through discussions between the employee and the Company has been made), the dispute or claim shall be resolved by final and binding arbitration before the American Arbitration Association (“AAA”). The arbitration shall be held in Miami, Florida and conducted in accordance with AAA’s National Rules for the Resolution of Employment Disputes then in effect at the time of the arbitration. The dispute shall be heard and determined by one arbitrator selected from a list of arbitrators who are members of AAA’s Regional Employment Dispute Resolution roster. If the parties cannot agree upon a mutually acceptable arbitrator from the list, each party shall number the names in order of preference and return the list to AAA within ten (10) days from the date of the list. A party may strike a name from the list only for good cause. The arbitrator receiving the highest ranking by the parties shall be selected. Depositions, if permitted by the arbitrator, shall be limited to a maximum of two (2) per party and to a maximum of four (4) hours in duration. The arbitration shall not impair either party’s right to request injunctive or other equitable relief under any Policy or employment or other individual agreement (if applicable).

If you have questions about the Severance Plan, contact your Human Resources Representative. If you have any questions about your rights under ERISA, or this statement of rights, contact the nearest area office of the Employee Benefits Security Administration, Department of Labor.

The extent of the benefits and eligibility is governed solely and in all respects by the terms of the Severance Plan.

Benefits Committee

The Burger King Corporation Benefits Committee (“Committee”) administers the Severance Plan. The Committee has the discretion to: interpret and administer the Severance Plan; make rules; determine eligibility for benefits and benefit amounts; interpret Severance Plan provisions; and resolve any disputes about the Severance Plan. Benefits under this Plan will be paid only if the Committee decides in its discretion that the applicant is entitled to them. Decisions of the Committee are final and binding. The Committee may delegate any and all authority under the Severance Plan as it deems appropriate.

Amendment and Termination

The Board of Directors of the Company and the Committee reserve the right to amend, modify, suspend, or discontinue the Severance Plan at any time and any such action shall apply to existing as well as future employees, but any payments which are being paid under this Severance Plan at the time such action is taken shall, to the extent permitted under applicable law, continue to be paid in accordance with the Severance Plan as it was in effect at the time of termination of employment upon which such payments are based. In addition, the Committee reserves the right to provide severance benefits under the Severance Plan in individual circumstances other than those provided for herein, as the Committee, in its sole discretion, determines to be in the best interests of the Company. Any such provision of severance benefits to one employee shall not create an entitlement to similar benefits with respect to any other employee.

Administration Information

Official Plan Name:	Burger King Corporation Officer Severance Plan

Plan Number:	559

Plan Sponsor:	Burger King Corporation

Employer Tax ID Number:	59-0787929

Plan Administrator:	Burger King Corporation Benefits Committee

Plan Administrator Address:	M.S. 5 West—Total Rewards
5505 Blue Lagoon Drive
Miami, FL 33126

Agent for Service of Legal Process:	Burger King Corporation Benefits Committee